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                                                                    EXHIBIT 4.11

                                                              Individual Lock-Up


UBS Warburg LLC
As Representative of the several Underwriters
c/o UBS Warburg LLC
299 Park Avenue
New York, New York 10171


Ladies and Gentlemen:

In connection with a proposed initial public offering (the "Offering") by Stockpoint, Inc. (the "Company") of shares of the Company's common stock (the "Common Stock"), the Company has filed a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). To induce the underwriter to enter into an underwriting agreement for the Offering (the "Underwriting Agreement"), I agree that for the 180 day period following the day on which the Registration Statement becomes effective under the Securities Act (the "Lock Up Period"), I will not, without your prior written consent directly or indirectly:

     -        issue,
     -        offer,
     -        sell (including any short sale),
     -        grant any option for the sale of,
     -        acquire any option to dispose of,
     -        assign,
     -        transfer,
     -        pledge or
     -        otherwise encumber or dispose of

any shares of Common Stock, or securities convertible into, exercisable or exchangeable for or evidencing any right to purchase or subscribe for any shares of Common Stock or any beneficial interest therein (collectively, "Convertible Securities"), that, as of the date the Registration Statement was filed with the U.S. Securities and Exchange Commission or becomes effective, I own of record or beneficially.

I understand that, notwithstanding the above, I may transfer my Common Stock or Convertible Securities to:

     -        my spouse,
     -        my parents,
     -        my siblings,
     -        my children or other lineal descendants,
     -        any trust for the benefit of the above persons,
     - any of my distributees, legatees or devisees who acquire my Common Stock or Convertible Securities by will or operation of law upon my death, or



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     -        any other recipient of a bona fide gift or a charitable
              contribution of Common Stock or Convertible Securities by me,

but only if my transferees agree in writing to be bound by the terms of this letter to the same extent as me.

Notwithstanding the above, if the Underwriting Agreement is not executed on or before December 31, 2000, this agreement shall terminate and be of no effect.

Very truly yours,





"NAME_"

Shares of Stock:           "Shares_"

Dated:   __________________, 2000

Accepted as of the date set forth immediately above:

UBS Warburg LLC



By __________________________________________________

Name:________________________________________________

Title: ______________________________________________